EXHIBIT 10.60

January 10, 2019

Terry Coelho

8904 Woodhall Lake Drive Waxhaw, NC 28173

Re: Offer of Employment

Dear Terry,

BioDelivery Sciences International, Inc. (BDSI) is pleased to extend to you a conditional offer of employment as Chief Financial Officer, reporting to me, CEO. Please note that this offer is subject to you satisfying our criteria in a pre-employment background and reference checks. In this role it is anticipated that you will be responsible for the following:

•

Overseeing the global financial strategy and financial organization of this independent NASDAQ-listed corporation by working with senior executives and the Board of Directors to establish financial and strategic goals for the company, and financial and investing strategies to meet specific business objectives in addition to legal, regulatory, and securities reporting requirements.

•

Serve as a strategic business partner to the CEO, Board and BDSI management team, and will maintain responsibility for all corporate financial functions, including treasury, financial operations and audit, risk management, tax and investor relations.

•	Play a key role in the development and execution of BDSI corporate strategy, including participation in closing key partnership deals.

•

Comply with all legal and reporting obligations of a public corporation and will help BDSI maintain the highest level of ethics, profitability, financial strength, and operating efficiency as we develop our current pipeline and lay the groundwork for further corporate development.

•	This position will be based in the Raleigh, NC office, provided you will be required to travel as needed to perform the role.

Your starting date will be January 15, 2019, unless another date it agreed to by you and the CEO. You will be paid an initial annual base salary at the rate of $385,000.00 per year (equivalent to $14,807.70 payable bi-weekly). You shall be eligible to earn annual merit increases in base salary based upon your performance and subject to the same considerations and conditions as other C-suite level employees reporting directly to the CEO in the discretion of the Board.

You will also be awarded stock options with a value equated to $400,000.00 and 55,000 restricted stock units (RSUs) and the stock options strike price will be based on the 30-day VWAP preceding your start date. The options and RSUs will vest annually in 1/3 increments over 3 years, beginning on the one-year anniversary of your start date. You shall be eligible to earn and receive future annual stock grants upon the same considerations and conditions as other C-suite level executives reporting to the CEO.

Your annual bonus target will be 45% of annual base salary and determined on the basis of fulfillment of personal and management objectives set in the discretion of the CEO and after prior consultation with yourself, provided the actual bonus amount will be in the discretion of the CEO. You must be employed on the date a bonus is paid to earn any part of a bonus. Any annual bonus your earn and become entitled to receive under the bonus plan shall be paid on the same date such bonus is paid to other C-suite level executives who have earned a bonus. For 2019, you shall be eligible for an annual bonus as if you were employed by the Company on January 1, 2019, provided that you actually commence employment on or before January 15, 2019.

Annual adjustments to salary, as well as bonus and additional stock option awards or RSUs are at the discretion of the CEO and/or BDSl’s Board of Directors.

You will also be eligible to accrue 4 weeks paid vacation according to BDSl’s Vacation Policy in addition to 11 company-paid holidays each year. Additionally, as a regular, full-time employee, you will receive six paid sick days due to illness in accordance with BDSl’s Sick Leave Policy. The Company’s time off policies may be modified from time to time. Upon separation, you shall be entitled to payment for any accrued and unused paid vacation according to NC law.

You will be eligible to participate in the following benefits that begin upon your hire date, in accordance with our policies as they may change from time to time.

•	Health Insurance

•	Dental Insurance

•	Basic Life & Accidental Death & Dismemberment Insurance

•	Long and Short-Term Disability Insurance

•	401(k) Plan (after 60 days) with up to 5% Employer match

•	Employee Stock Options Plan

Your employment with BDSI will be “at will”, which means you or BDSI may end the employment relationship at any time. Except in the event of a termination of your employment by the Company for “Cause” (as defined below), you and the Company agree to provide the other party with a minimum of (30) days advance written notice of any other termination of employment.

If BDSI terminates your employment other than for “Cause”, if your employment terminates as a result of your death or permanent disability, or by your for “Good Reason” and you comply with the terms stated below, provided you (and/or your beneficiaries) enter into a release agreement in a form provided by the Company at the time of such termination (a “Release”), BDSI will pay you a one-time cash severance payment equal to 100% of annual base salary plus the pro-rata share of any earned annual bonus. As used herein, the term “Cause” means (i) a material breach or material default (including, without limitation, any material dereliction of duty) by you of any agreement between you and BDSI or your continuing failure to follow any valid and legal direction of BDSl’s Chief Executive Officer or BDSl’s Board of Directors; (ii) your gross negligence, willful misfeasance or breach of fiduciary duty; (iii) your commission of an act of fraud, embezzlement or any felony or crime of dishonesty in connection with your duties with BDSI; or (iv) your conviction of a felony or any other crime that would materially and adversely affect: (a) BDSl’s business reputation, or (b) the performance of your duties for BDSI. In the event of a termination of your employment for Cause, BDSI will pay your salary and expenses reimbursable incurred through the date of termination, and thereafter BDSI shall have no further responsibility for termination or other payments to you.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following in each case during the Term without your consent: (i) a reduction in your Base Salary; (ii) a reduction in in your annual target bonus opportunity; (iii) a relocation of your principal place of employment by more than thirty-five (35) miles; (iv) any material breach by the Company of any material provision of this Agreement or of any other agreement between the Company and you, including any representation, warranties or covenants set forth herein; (v) the Company’s failure to obtain an agreement from any successor to the Company following a Change of Control to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (vi) a material, adverse change in your authority, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law).

You shall not terminate your employment for Good Reason unless you have first provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the date Executive learns of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within ninety (90) days after the date Executive learns of the first occurrence of the applicable grounds, then Executive will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.

In addition, if your employment with BDSI is terminated by BDSI or its successor without Cause within twelve (12) months following the occurrence of a “Change of Control” (as defined below) (a “CIC Severance Triggering Event”), then, in lieu of the Severance Payment: (i) you will be entitled to a one-time cash separation payment equal to 150% of your then current annual base salary and a one-time cash payment of 100% of you annual bonus target; (ii) you shall maintain any rights that you may have been specifically granted pursuant to any of BDSl’s or its successor’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) and any other employee benefit plans sponsored by BDSI or its successor; and (iii) all unvested time-based options, RSUs or other equity securities to acquire shares of BDSI common stock granted to you under BDSl’s 2011 Equity Incentive Plan or any similar plan (the “Plan”) shall immediately become fully vested and shall be exercisable to the extent provided for in the Plan (collectively the “Change in Control Benefits”). Following BDSI or its successor’s compliance with clauses (i), (ii) and (iii) above, BDSI or its successor shall have no further obligations to you following termination. In addition, as a condition to the Change in Control Benefits you must enter into a Release. All such payments shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

For purposes of the foregoing, the term “Change of Control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a ‘(Change of Control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of BDSI within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended): (i) an acquisition (whether directly from BDSI or otherwise) of any voting securities of BDSI (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the BDSl’s then outstanding Voting Securities; (ii) the individuals who, as of the date hereof, are members of BDSl’s Board of Directors cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting BDSI, to constitute at least fifty-one percent (51%) of the members of BDSl’s Board of Directors; or (iii) the consummation of: (A) a merger, consolidation or reorganization involving BDSI, where either or both of the events described in clauses (i) or (ii) above would be the result; (B) a liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, BDSI; or (C) an agreement for the sale or other disposition of all or substantially all of the assets of BDSI to any Person (other than a transfer to a subsidiary of BDSI).

All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided, or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

You may serve on the Boards of one (1) or more organizations or entities provided that such work does not interfere with your responsibilities for BDSI (which shall take precedence over such other activities) and with the consent and preapproval of the CEO and the Board, which shall not be unreasonably withheld.

The Company hereby represents, warrants and covenants to you that: (i) it will not direct or instruct you to take any action or engage in any activities that you have informed the Company in writing may violate any commitment or violate any confidentiality or trade secret duty between you and any previous employer; and (ii) except for any matters that have been disclosed in filings with the U.S. Securities and Exchange Commission or otherwise in writing to you on or prior to the Effective Date, there is no pending or, to the Company’s knowledge, threatened materially adverse civil (including administrative) or criminal litigation; material disciplinary or regulatory (including self-regulatory) proceeding or investigation; or material regulatory (including self-regulatory) or congressional or governmental inquiry of any sort against or involving the Company or its affiliates, in whole or in part.

Please note that this offer is contingent upon:

(i)

Confirmation of employee-provided information regarding prior work history, education, personal and professional references. A formal background investigation will be undertaken; employment is contingent pending the validation of satisfactory results by the investigating agency; and

(ii)	Approval by the Compensation Committee of BDSI’s Board of Directors of the compensation terms of this letter;

(iii)	Execution and delivery to BDSI of agreements concerning Confidentiality, Intellectual Property and Non-Competition Agreements, the terms of which are incorporated herein; and

(iv)	Review and acknowledgement of BDSI Code of Ethics and Insider Training Policy; and

(v)	Compliance with requirements of the Immigration Reform and Control Act. (Completion of I-9 form and copies of appropriate documents must be provided on your first day of employment).

This Offer Letter contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. If the above terms are acceptable, please contact me at your earliest convenience regarding acceptance of our contingent offer of employment. To formally accept this offer, please sign in the appropriate place below and return an executed copy of this letter to me. Please retain an executed copy of this letter for your own records.

We are excited about the future of BDSI and your contribution to our success. I look forward to hearing from you regarding this offer.

Regards,

/s/ Herm Cukier

Herm Cukier

Chief Executive Officer

BioDelivery Sciences International, Inc.

Offer Letter of Employment Acknowledged and agreed as of the date set forth below:

/s/ Terry Coelho
Terry Coelho

January 10, 2019
Date